UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2015

Hercules Technology Growth Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	814-00702	74-3113410
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Hamilton Ave., Suite 310 Palo Alto, CA	94301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 289-3060

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Dr. Rodney A. Ferguson, Ph.D

On July 7, 2015, the Board of Directors of Hercules Technology Growth Capital, Inc. (the “Company”) elected Dr. Rodney A. Ferguson, Ph.D. as a director of the Company. In connection with his election, the Board of Directors increased the size of the Board of Directors to seven directors. There are no arrangements or understandings between Dr. Ferguson and any other persons pursuant to which Dr. Ferguson was elected as a director of the Company. Dr. Ferguson also will be entitled to enter into an indemnification agreement with the Company. Dr. Ferguson will be entitled to applicable retainer and meeting fees and an option award and restricted stock award pursuant to the Company’s director compensation arrangements, under terms consistent with those disclosed below.

Dr. Ferguson joined the Company as a director in July 2015 and will hold office as a class III director for a term expiring in 2016. He will serve on the Compensation Committee of the Board of Directors.

Dr. Ferguson is a co-founder of Panorama Capital, a venture capital firm which spun off from JPMorgan Partners (“JPMP”) in July 2006, where he focuses primarily on life sciences investments. Prior to that, from 2001 to 2006,he was a Managing Director at JPMP in their life sciences venture practice. From 1999 to 2001, Dr. Ferguson was a partner at InterWest Partners (“InterWest”), a venture capital firm, where he focused on life sciences investments. Prior to InterWest, he held a variety of management positions over an 11-year career at Genentech, Inc., most recently as Senior Director of Business and Corporate Development responsible for worldwide licensing transactions for both technology and pharmaceutical products. Prior to joining Genentech, Inc. in 1988, Dr. Ferguson was an associate with the law firm McCutchen, Doyle, Brown, & Enersen from 1984 to 1988.

Dr. Ferguson has served on the technology advisory board of The Economist since 2004. Dr. Ferguson has served on the boards of directors of Itero BioPharmaceuticals, Inc. and CardioKinetix, Inc. since 2008 and on the board of directors of Alvine Pharmaceuticals, Inc. since 2013. Dr. Ferguson also serves as chairman of the board of InnVision Shelter Network, a non-profit organization, and has been a member of its board of directors since 2008. Dr. Ferguson received a B.S. with honors in Biochemistry from the University of Illinois, a Ph.D. in Biochemistry from the State University of New York at Buffalo, and a J.D. cum laude from Northwestern University.

Director Compensation

On July 7, 2015, the Company’s Board of Directors voted to revise its compensation arrangements. In connection therewith, each of the Company’s independent directors is entitled to an annual retainer of $100,000 for Board service. The Chairs of the Audit and Compensation Committees, respectively, are entitled to receive an annual retainer of $25,000 for such service and the Chair of the Nominating and Corporate Governance Committee is entitled to receive an annual retainer of $15,000. In addition, the Company’s Lead Independent Director is entitled to receive an annual retainer of $25,000.

Consistent with the Company’s prior practice, upon re-election to the Board of Directors, each continuing independent director will continue to be granted an option to purchase 15,000 shares and an additional award of 5,000 shares of restricted stock. Upon appointment to the Board of Directors, new independent directors will continue to receive a restricted stock award with respect to 3,333 shares of the Company’s common stock and a stock option to purchase 10,000 shares of the Company’s common stock.

Employee directors and non-independent directors do not receive compensation for serving on the Company’s board. In addition, the Company reimburses its directors for their reasonable out-of-pocket expenses incurred in attending board meetings.

Departure of Chief Credit Officer

On July 13, 2015, Robert C. Lake announced his resignation from his position as the Company’s Chief Credit Officer due to family reasons.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On July 7, 2015, the Board of Directors amended the Company’s Code of Business Conduct and Ethics (the “Code”) to more closely conform to the language and regulations of the New York Stock Exchange.

The description of the amendments to the Code contained in this report is qualified in its entirety by reference to the full text of the Code, filed as Exhibit 14 to this Current Report on Form 8-K. The Code, as amended, is available in the Corporate Governance section of the Company’s website at www.herculestech.com

Item 8.01	Other Events.

The Company issued a press release on July 13, 2015, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

14.1	Code of Business Conduct and Ethics

99.1	Press Release dated July 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

July 13, 2015	By:	/s/ Andrew Olson
Andrew Olson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

14.1	Code of Business Conduct and Ethics

99.1	Press Release dated July 13, 2015